Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces February 2015 Wholesale Distribution Sales

Over $326 Million in Equity Sales Through 31 Direct Investment Programs

Fourth Consecutive Month of Increased Sales; Total Equity Raised

Up 19% Over Prior Month

Continue to Expect Wholesale Segment to be Adjusted EBITDA Positive for Full Year 2015

New York, New York, March 4, 2015 – RCS Capital Corporation (NYSE: RCAP) (“RCS Capital”) announced today that its wholesale broker-dealer subsidiaries, Realty Capital Securities, LLC (“Realty Capital Securities”), SC Distributors, LLC (“Strategic Capital”) and The Hatteras Funds, raised $326.8 million of total equity capital in the month of February through 31 direct investment programs and registered investment companies, an increase of 19% from the $275.1 million raised in January 2015.

RCS Capital noted continuous and steady improvement in equity sales across its diverse platform, including sales of non-traded direct investment programs, which were $300.1 million in February 2015, up 26% compared to $238.3 million in January 2015. RCS Capital currently has an industry leading 1,584 active selling agreements in place, inclusive of programs distributed by Strategic Capital. RCS Capital currently works with over 325 broker-dealers and registered investment advisors or “RIA’s” to distribute alternative investment solutions.

“February was the fourth consecutive month of increased sales, continuing the strong momentum we saw in January, and demonstrates the market’s demand for the diverse array of 31 product offerings we currently distribute,” commented Bill Dwyer, Chief Executive Officer of Realty Capital Securities. “As the market share leader in the distribution of direct investment products, we remain well-positioned to meet the projected long-term growth of alternative investments for the retail investor.”

Mr. Dwyer continued, “Our industry leading 1,584 active selling agreements and relationships with over 325 broker-dealers and registered investment advisors are significant competitive advantages. We believe the overall market demand for retail alternatives, including over $50 billion of closed programs awaiting liquidity industry-wide that can be recaptured into second and third generation direct investment programs, will continue to drive near-term sales and is a positive indicator of the long-term fundamental strength of our platform. Finally, we continue to believe our wholesale distribution business will be an adjusted EBITDA contributor for the full year 2015.”

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCS Capital's business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should," "look forward" or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCS Capital’s ability to integrate businesses it has acquired in recent and pending acquisitions with its previously existing businesses. Additional factors that may affect future results are contained in RCS Capital's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:
Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903